As filed with the Securities and Exchange Commission on May 17, 2013

File No. 333-171949

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

Form S-3

Registration Statement Under The Securities Act of 1933

FirstCity Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0243729
(State of Incorporation)	(I.R.S. Employer Identification Number)

6400 Imperial Drive

Waco, TX 76712

(254) 761-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Mark B. Horrell

President and Chief Executive Officer

6400 Imperial Drive

Waco, TX 76712

(254) 761-2800

 (Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

Andrew Noreuil

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

(312) 701-8099

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, Registration No. 333-171949 (the “Registration Statement”), which was filed by FirstCity Financial Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on January 28, 2011. Pursuant to the Registration Statement, the Company registered an indeterminate number of shares of its common stock, par value $0.01 per share, and preferred stock, par value $0.01 per share, for issuance from time to time to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, all of which, as of the date hereof, remain unsold.

On May 17, 2013, pursuant to the Agreement and Plan of Merger entered into on December 20, 2012, by and among the Company, Hotspurs Holdings LLC, a Delaware limited liability company, and Hotspurs Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement as of the date hereof.  Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1, all of the securities of the Company which were registered under the Registration Statement, all of which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, FirstCity Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waco, State of Texas, on May 17, 2013.

FIRSTCITY FINANCIAL CORPORATION

By:	/s/ Mark B. Horrell
Name: Mark B. Horrell
Title: President and Chief Executive Officer

Note:  Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.